                                                                    EXHIBIT 23.5

October 7, 1998

Board of Directors
Antelope Valley Bank
831 West Lancaster Blvd.
Lancaster, CA 93534

Re:    Consent of Seapower Carpenter Capital, Inc.
     d/b/a Carpenter & Company

Gentlemen:

We hereby consent to the inclusion in the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 of Eldorado Bancshares Inc. of our opinion attached as Appendix B thereto and to the reference to such opinion and to our firm therein. We also confirm the accuracy in all material respects of the description and summary of such fairness opinion, the description and summary of our analyses, observations, beliefs and conclusions relating thereto set forth under the heading "Opinion of Bank's Financial Advisor" therein. In giving such consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission issued thereunder or (ii) that we are experts with respect to any part of the Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated herein.

Seapower Carpenter Capital, Inc.
d/b/a Carpenter & Company

By:  /s/ John Flemming
Name:  John Flemming
Title:  President
Dated:  10/7/98